EXHIBIT 99.1

AMN HEALTHCARE ANNOUNCES FIRST QUARTER 2022 RESULTS

Quarterly revenue of $1.553 billion;

GAAP EPS of $3.09 and adjusted EPS of $3.49

DALLAS — AMN Healthcare Services, Inc. (NYSE: AMN), the leader and innovator in total talent solutions for healthcare organizations across the United States, today announced its first quarter 2022 financial results. Financial highlights are as follows:

Dollars in millions, except per share amounts.

	Q1 2022	% Change Q1 2021
Revenue	$1,552.5	75%
Gross profit	$496.2	72%
Net income	$146.0	107%
GAAP diluted EPS	$3.09	111%
Adjusted diluted EPS*	$3.49	105%
Adjusted EBITDA*	$257.6	83%

* See “Non-GAAP Measures” below for a discussion of our use of non-GAAP items and the table entitled “Non-GAAP Reconciliation Tables” for a reconciliation of non-GAAP items.

Business Highlights

•	The AMN team placed a record number of healthcare professionals into temporary assignments and permanent jobs with clients.
•	All three business segments continue to experience demand for our services and candidate applications well above pre-pandemic levels.
•	The pipeline for healthcare organizations seeking MSP/VMS and other workforce solutions is exceptionally strong, and AMN was again named the No. 1 healthcare MSP provider by HRO Today.
•	Our positive outlook reflects our clients’ ongoing needs for an innovative and trusted total solutions partner as they navigate systemic, industry-wide long-term workforce shortages.
•	Operating cash flow was very strong at $200 million in the quarter, up $122 million from the prior quarter.

•	We spent $228 million to repurchase 2.3 million shares during the first quarter while still reducing our net leverage ratio to 1.0:1.

“The AMN team continues to play a vital role in delivering a quality patient experience and supporting caregivers across the country. Strong healthcare demand in the first quarter was met with the tightest labor market we have ever seen. Our healthcare professionals and AMN team members worked relentlessly to help address the needs of the healthcare community, reaching our highest placement volume in Company history,” said Susan R. Salka, Chief Executive Officer of AMN Healthcare. “We achieved record performance in our nursing, allied, locum tenens, interim leadership, search, language services, VMS, MSP and RPO businesses in the quarter.

“We set expectations last quarter for staffing demand, pay rates and corresponding pricing to trend down to more sustainable levels, and we are pleased to see that the market is moving in line with our expectations,” Ms. Salka said. “While the pressure of the pandemic has eased, healthcare organizations are still understaffed due to a severe labor shortage, high attrition, changing workforce preferences, and intense competition for professionals. These conditions are driving a greater need for our powerful portfolio of diversified solutions. The opportunities ahead for AMN are greater than ever before.”

First Quarter 2022 Results

Consolidated revenue for the quarter was $1.553 billion, a 75% increase over prior year and 14% above prior quarter. Excluding labor disruption revenue, consolidated revenue grew 22% sequentially. Net income was $146 million (9.4% of revenue), or $3.09 per diluted share, compared with $70 million (7.9% of revenue), or $1.47 per diluted share, in first quarter 2021. Adjusted diluted EPS in the first quarter was $3.49 compared with $1.70 in the same quarter of the prior year.

Revenue for the Nurse and Allied Solutions segment was $1.228 billion up 87% year over year and up 14% from the prior quarter. Travel nurse staffing revenue grew 95% year over year, with allied division revenue up 64%.

2

The Physician and Leadership Solutions segment reported revenue of $180 million, growing 28% year over year and 10% sequentially. Locum tenens revenue was $113 million, up 30% year over year and 13% sequentially. Interim leadership revenue grew by 14% year over year and by 2% sequentially. Our physician and leadership search businesses produced revenue growth of 46% year over year and 8% sequentially.

Technology and Workforce Solutions segment revenue was $145 million, an increase of 64% year over year and 23% sequentially. Language services revenue was $49 million in the quarter, 20% higher than the prior year. Vendor management systems revenue was $75 million growing 136% year over year. Outsourced solutions, workforce optimization, and other technology solutions achieved strong revenue growth in the quarter.

Consolidated gross margin was 32.0%, 60 basis points lower year over year and up 10 basis points sequentially. Gross margin was lower year over year due primarily to higher clinician pay packages and a revenue mix shift toward lower-margin staffing businesses, partly offset by favorable changes in workers’ compensation reserves.

Consolidated SG&A expenses were $258 million, or 16.6% of revenue, compared with $161 million, or 18.2% of revenue, in the same quarter last year. SG&A was $239 million, or 17.5% of revenue, in the previous quarter. The year-over-year and sequential increase in SG&A costs was driven primarily by higher employee and related expenses associated with business growth. SG&A margin improved year over year due to operating leverage on increased revenue.

Income from operations was $208 million with an operating margin of 13.4%, compared with $104 million and 11.8%, respectively, in the same quarter last year. Adjusted EBITDA was $258 million, a year-over-year increase of 83%. Adjusted EBITDA margin was 16.6%, representing an increase of 70 basis points year over year.

At March 31, 2022, cash and cash equivalents totaled $113 million. Cash flow from operations was $200 million for the quarter, and capital expenditures were $14 million. The

3

Company ended the quarter with total debt outstanding of $850 million and a net leverage ratio of 1.0 to 1.

During the first quarter, the Company used $228 million of cash to repurchase 2.3 million shares of our stock. As of March 31, 2022, $250 million remained under our stock repurchase authorization.

4

Second Quarter 2022 Outlook

Metric	Guidance*
Consolidated revenue	$1.340- $1.380 billion
Gross margin	31.5% - 32.0%
SG&A as percentage of revenue	16.4% - 16.9%
Operating margin	12.5% - 13.0%
Adjusted EBITDA margin	15.8% - 16.3%

*Note: Guidance percentage metrics are approximate. For a reconciliation of adjusted EBITDA margin, see the table entitled “Reconciliation of Guidance Operating Margin to Guidance Adjusted EBITDA Margin” below.

Revenue in the second quarter of 2022 is expected to be 56-61% higher than prior year. Revenue guidance includes $65-70 million from labor disruption activities. Excluding labor disruption, Nurse and Allied Solutions segment revenue is expected to grow 57-60% year over year. For the Physician and Leadership Solutions segment, revenue is expected to be approximately 20% higher than prior year. Technology and Workforce Solutions segment revenue is expected to grow by approximately 45% compared with the year-ago period.

Second quarter estimates for certain other financial items include depreciation of $12 million, non-cash amortization expense of $20 million, stock-based compensation expense of $9 million, interest expense of $9.5 million, integration and other expenses of $4 million, an adjusted tax rate of 27%, and approximately 45.5 million diluted shares outstanding.

5

Conference Call on May 5, 2022

AMN Healthcare Services, Inc. (NYSE: AMN), the leader and innovator in total talent solutions for healthcare, will host a conference call to discuss its first quarter 2022 financial results and second quarter 2022 outlook on Thursday, May 5, 2022 at 5:00 p.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at http://ir.amnhealthcare.com. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (844) 200-6205 in the U.S. or +1-929-526-1599 for international callers and using passcode 308189. Following the conclusion of the call, a replay of the webcast will be available at the Company’s website. Alternatively, a telephonic replay of the call will be available beginning at 8:00 p.m. Eastern Time on May 5, 2022 and can be accessed until 11:59 p.m. Eastern Time on May 19, 2022 by calling (866) 813-9403 in the U.S. or +44 204 525 0658 internationally, with access code 676296.

About AMN Healthcare

AMN Healthcare is the leader and innovator in total talent solutions for healthcare organizations across the nation. The Company provides access to the most comprehensive network of quality healthcare professionals through its innovative recruitment strategies and breadth of career opportunities. With insights and expertise, AMN Healthcare helps providers optimize their workforce to successfully reduce complexity, increase efficiency and improve patient outcomes. AMN total talent solutions include managed services programs, clinical and interim healthcare leaders, temporary staffing, executive search solutions, vendor management systems, recruitment process outsourcing, predictive modeling, language services, revenue cycle solutions, credentialing, and other services. Clients include acute-care hospitals, community health centers and clinics, physician practice groups, retail and urgent care centers, home health facilities, schools and many other healthcare settings. AMN Healthcare is committed to fostering and maintaining a diverse team that reflects the communities we serve. Our commitment to the inclusion of many different backgrounds, experiences and perspectives enables our innovation and leadership in the healthcare services industry.

6

The Company’s common stock is listed on the New York Stock Exchange under the symbol “AMN.” For more information about AMN Healthcare, visit www.amnhealthcare.com, where the Company posts news releases, investor presentations, webcasts, SEC filings and other material information. The Company also utilizes email alerts and Really Simple Syndication (“RSS”) as routine channels to supplement distribution of this information. To register for email alerts and RSS, visit http://ir.amnhealthcare.com.

Non-GAAP Measures

This earnings release and the non-GAAP reconciliation tables included with the earnings release contain certain non-GAAP financial information, which the Company provides as additional information, and not as an alternative, to the Company’s condensed consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures include (1) adjusted EBITDA, (2) adjusted EBITDA margin, (3) adjusted net income and (4) adjusted diluted EPS. The Company provides such non-GAAP financial measures because management believes that they are useful to both management and investors as a supplement, and not as a substitute, when evaluating the Company’s operating performance. Additionally, management believes that adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted diluted EPS serve as industry-wide financial measures. The Company uses adjusted EBITDA for making financial decisions, allocating resources and for determining certain incentive compensation objectives. The non-GAAP measures in this release are not in accordance with, or an alternative to, GAAP measures and may be different from non-GAAP measures, or may be calculated differently than other similarly titled non-GAAP measures, reported by other companies. They should not be used in isolation to evaluate the Company’s performance. A reconciliation of non-GAAP measures identified in this release, along with further detail about the use and limitations of certain of these non-GAAP measures, may be found below in the table entitled “Non-GAAP Reconciliation Tables” under the caption entitled “Reconciliation of Non-GAAP Items” and the footnotes thereto or on the Company’s website at https://ir.amnhealthcare.com/financials/quarterly-results/default.aspx. Additionally, from time to time, additional information regarding non-GAAP financial measures, including pro forma measures, may be made available on the Company’s website.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, statements concerning

7

the intensity, impact and duration of and reasons behind the workforce shortages, demand and pipeline for our workforce solutions and other services, volume candidate applications, pricing of our services and labor pay rates, ability to attract new clients and future opportunities, opportunities ahead for AMN and the vital role it plays in healthcare delivery, second quarter 2022 financial projections for consolidated and segment revenue, revenue from labor disruption activities, consolidated gross margin, operating margin, SG&A as a percent of revenue, adjusted EBITDA margin, depreciation expense, non-cash amortization expense, stock-based compensation expense, interest expense, integration and other expenses, adjusted tax rate, and number of diluted shares outstanding. The Company bases these forward-looking statements on its current expectations, estimates and projections about future events and the industry in which it operates using information currently available to it. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are also identified by words such as “believe,” “project,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimates,” variations of such words and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.

The targets and expectations noted in this release depend upon, among other factors, (i) the magnitude and duration of the effects of the COVID-19 pandemic on demand and supply trends, our business, its financial condition and our results of operations, (ii) our ability to effectively address client demand by attracting and placing nurses and other clinicians, (iii) our ability to recruit and retain sufficient quality healthcare professionals at reasonable costs, (iv) our ability to anticipate and quickly respond to changing marketplace conditions, such as alternative modes of healthcare delivery, reimbursement, or client needs and requirements, including mandatory vaccination, (v) our ability to manage the pricing impact that the COVID-19 pandemic and consolidation of healthcare delivery organizations may have on our business, (vi) the duration and extent to which hospitals and other healthcare entities adjust their utilization of temporary nurses and allied healthcare professionals, physicians, healthcare leaders and other healthcare professionals and workforce technology applications as a result of the labor market, economic conditions or COVID-19 pandemic, (vii) the effects of economic downturns, inflation or slow recoveries, which could result in less demand for our services, pricing pressures and negatively impact payments terms and collectability of accounts receivable, (viii) our ability to develop and evolve our current technology offerings and capabilities and implement new infrastructure and technology systems to optimize our operating results and manage our business effectively, (ix) our ability and the expense to comply with extensive and complex federal and state laws and regulations related to the conduct of our operations, costs and payment for services and payment for referrals as well as laws regarding employment practices, (x) our ability to consummate and effectively incorporate acquisitions into our business, (xi) the negative

8

effects that intermediary organizations may have on our ability to secure new and profitable contracts, (xii) the ability of our clients to increase the efficiency and effectiveness of their staffing management and recruiting efforts, through predictive analytics, online recruiting, telemedicine or otherwise, (xiii) the extent to which a spike in the COVID-19 pandemic may disrupt our operations due to the unavailability of our employees or healthcare professionals due to illness, risk of illness, quarantines, travel restrictions, mandatory vaccination requirements, or other factors that limit our existing or potential workforce and pool of candidates, and (xiv) the severity and duration of the impact the COVID-19 pandemic has on the financial condition and cash flow of many hospitals and healthcare systems such that it impairs their ability to make payments to us, timely or otherwise, for services rendered.

For a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above that could cause actual results to differ from those implied by the forward-looking statements contained in this press release, please refer to our most recent Annual Report on Form 10-K for the year ended December 31, 2021. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated and the Company is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Contact:

Randle Reece

Senior Director, Investor Relations

866.861.3229

9

AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Comprehensive Income

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 31,		December 31,
	2022	2021	2021
Revenue	$1,552,538	$885,945	$1,363,045
Cost of revenue	1,056,370	597,077	928,720
Gross profit	496,168	288,868	434,325
Gross margin	32.0%	32.6%	31.9%
Operating expenses:
Selling, general and administrative (SG&A)	257,579	161,212	238,678
SG&A as a % of revenue	16.6%	18.2%	17.5%

Depreciation and amortization (exclusive of depreciation included in cost of revenue)	30,656	23,254	27,054
Total operating expenses	288,235	184,466	265,732
Income from operations	207,933	104,402	168,593
Operating margin (1)	13.4%	11.8%	12.4%

Interest expense, net, and other (2)	9,589	8,944	9,799

Income before income taxes	198,344	95,458	158,794

Income tax expense	52,336	25,080	42,577
Net income	$146,008	$70,378	$116,217
Net income as a % of revenue	9.4%	7.9%	8.5%

Other comprehensive loss:
Unrealized losses on available-for-sale securities, net, and other	(907)	(24)	(325)
Other comprehensive loss	(907)	(24)	(325)

Comprehensive income	$145,101	$70,354	$115,892

Net income per common share:
Basic	$3.11	$1.48	$2.43
Diluted	$3.09	$1.47	$2.42
Weighted average common shares outstanding:
Basic	46,913	47,600	47,742
Diluted	47,208	47,916	48,091

10

AMN Healthcare Services, Inc.

Condensed Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	March 31, 2022	December 31, 2021	March 31, 2021
Assets
Current assets:
Cash and cash equivalents	$113,482	$180,928	$78,325
Accounts receivable, net	979,709	789,131	562,163
Accounts receivable, subcontractor	290,311	239,719	138,367
Prepaid and other current assets	95,264	139,290	51,502
Total current assets	1,478,766	1,349,068	830,357
Restricted cash, cash equivalents and investments	65,904	64,482	62,319
Fixed assets, net	129,652	127,114	119,587
Operating lease right-of-use assets	21,144	27,771	74,746
Other assets	166,018	156,670	141,255
Goodwill	892,375	892,341	865,148
Intangible assets, net	494,813	514,460	549,710
Total assets	$3,248,672	$3,131,906	$2,643,122

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$497,297	$425,257	$271,903
Accrued compensation and benefits	446,899	354,381	282,981
Current portion of operating lease liabilities	8,963	11,383	15,200
Deferred revenue	15,824	15,950	14,999
Other current liabilities	178,598	162,419	13,911
Total current liabilities	1,147,581	969,390	598,994
Revolving credit facility	—	—	55,000
Notes payable, net of unamortized fees and premium	842,618	842,322	841,435
Deferred income taxes, net	66,340	47,814	68,920
Operating lease liabilities	12,038	13,364	74,214
Other long-term liabilities	99,163	96,989	110,499
Total liabilities	2,167,740	1,969,879	1,749,062

Commitments and contingencies

Stockholders’ equity:	1,080,932	1,162,027	894,060

Total liabilities and stockholders’ equity	$3,248,672	$3,131,906	$2,643,122

11

AMN Healthcare Services, Inc.

Summary Condensed Consolidated Statements of Cash Flows

(dollars in thousands)

(unaudited)

	Three Months Ended
	March 31,		December 31,
	2022	2021	2021

Net cash provided by operating activities	$200,215	$39,131	$77,985
Net cash provided by (used in) investing activities	(23,239)	2,794	(28,385)
Net cash provided by (used in) financing activities	(237,455)	24,767	(3,665)
Effect of exchange rates on cash	(183)	(24)	(325)
Net increase (decrease) in cash, cash equivalents and restricted cash	(60,662)	66,668	45,610
Cash, cash equivalents and restricted cash at beginning of period	246,714	83,990	201,104
Cash, cash equivalents and restricted cash at end of period	$186,052	$150,658	$246,714

12

AMN Healthcare Services, Inc.

Non-GAAP Reconciliation Tables

(dollars in thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31,		December 31,
	2022	2021	2021
Reconciliation of Non-GAAP Items:

Net income	$146,008	$70,378	$116,217
Income tax expense	52,336	25,080	42,577
Income before income taxes	198,344	95,458	158,794
Interest expense, net, and other (2)	9,589	8,944	9,799
Income from operations	207,933	104,402	168,593
Depreciation and amortization	30,656	23,254	27,054
Depreciation (included in cost of revenue) (3)	854	471	772
Share-based compensation	11,259	9,287	7,322
Acquisition, integration, and other costs (4)	6,918	3,502	18,870
Adjusted EBITDA (5)	$257,620	$140,916	$222,611

Adjusted EBITDA margin (6)	16.6%	15.9%	16.3%

Net income	$146,008	$70,378	$116,217
Adjustments:
Amortization of intangible assets	19,647	15,201	15,997
Acquisition, integration, and other costs (4)	6,918	3,502	18,870
Fair value changes of equity investments and instruments (2)	—	(1,271)	—
Debt financing related costs	—	158	—
Tax effect on above adjustments	(6,907)	(4,574)	(9,065)
Tax effect of COLI fair value changes (7)	876	(1,086)	12
Excess tax benefits related to equity awards (8)	(1,929)	(676)	(37)
Adjusted net income (9)	$164,613	$81,632	$141,994

GAAP diluted net income per share (EPS)	$3.09	$1.47	$2.42
Adjustments	0.40	0.23	0.53
Adjusted diluted EPS (10)	$3.49	$1.70	$2.95

13

AMN Healthcare Services, Inc.

Supplemental Segment Financial and Operating Data

(dollars in thousands, except operating data)

(unaudited)

	Three Months Ended
	March 31,		December 31,
	2022	2021	2021
Revenue
Nurse and allied solutions	$1,228,039	$656,661	$1,081,908
Physician and leadership solutions	179,506	140,756	163,720
Technology and workforce solutions	144,993	88,528	117,417
	$1,552,538	$885,945	$1,363,045

Segment operating income (11)
Nurse and allied solutions	$195,089	$101,530	$177,543
Physician and leadership solutions	20,381	21,216	19,073
Technology and workforce solutions	78,880	42,089	55,626
	294,350	164,835	252,242
Unallocated corporate overhead (12)	36,730	23,919	29,631
Adjusted EBITDA (5)	$257,620	$140,916	$222,611

Gross Margin
Nurse and allied solutions	26.2%	26.9%	27.0%
Physician and leadership solutions	35.0%	37.0%	35.1%
Technology and workforce solutions	76.7%	67.7%	72.0%

Operating Data:
Nurse and allied solutions
Average travelers on assignment (13)	17,070	12,091	14,827

Physician and leadership solutions
Days filled (14)	51,495	40,105	48,080
Revenue per day filled (15)	$2,188	$2,153	$2,069

	As of March 31,		As of December 31,
	2022	2021	2021
Leverage ratio (16)	1.0	2.2	1.1

14

AMN Healthcare Services, Inc.

Additional Supplemental Non-GAAP Disclosure

Reconciliation of Guidance Operating Margin to Guidance

Adjusted EBITDA Margin

(unaudited)

	Three Months Ended
	June 30, 2022
	Low(17)	High(17)

Operating margin	12.5%	13.0%
Depreciation and amortization	2.4%	2.4%
EBITDA margin	14.9%	15.4%
Share-based compensation	0.6%	0.6%
Acquisition, integration, and other costs	0.3%	0.3%
Adjusted EBITDA margin	15.8%	16.3%

(1)	Operating margin represents income from operations divided by revenue.
(2)	Changes in the fair value of equity investments and instruments are recognized in interest expense, net, and other. Since the changes in fair value are unrelated to the Company’s operating performance, we exclude the impact from the calculation of adjusted net income and adjusted diluted EPS.
(3)	A portion of depreciation expense for AMN Language Services is included in cost of revenue. We exclude the impact of depreciation included in cost of revenue from the calculation of adjusted EBITDA.
(4)	Acquisition, integration, and other costs include acquisition and integration costs, net changes in the fair value of contingent consideration liabilities for recently acquired companies, certain legal expenses, restructuring expenses, and certain nonrecurring expenses, which we exclude from the calculation of adjusted EBITDA, adjusted net income, and adjusted diluted EPS because we believe that these expenses are not indicative of the Company’s operating performance. For the three months ended March 31, 2021, acquisition and integration costs were approximately $500,000 and expenses related to the closures of certain office leases were approximately $6,400,000. For the three months ended December 31, 2021, acquisition and integration costs were approximately $900,000, expenses related to the closures of certain office leases were approximately $8,700,000, and certain legal expenses were approximately $7,000,000. Additionally, acquisition, integration, and other costs for the three months ended December 31, 2021 included an adjustment of $2,264,000 to correct an immaterial out-of-period error identified in the fourth quarter related to the write-off of assets recognized in prior years from costs incurred to fulfill a contract with a customer.
(5)	Adjusted EBITDA represents net income plus interest expense (net of interest income) and other, income tax expense (benefit), depreciation and amortization, depreciation (included in cost of revenue), acquisition, integration, and other costs, restructuring expenses, certain legal expenses, and share-based compensation. Management believes that adjusted EBITDA provides an effective measure of the Company’s results, as it excludes certain items that management believes are not indicative of the Company’s operating performance. Adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income from operations or net income as an indicator of operating performance. Although management believes that some of the items excluded from adjusted EBITDA are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.
(6)	Adjusted EBITDA margin represents adjusted EBITDA divided by revenue.
(7)	The Company records net tax expense (benefit) related to the income tax treatment of the fair value changes in the cash surrender value of its company owned life insurance. Since this change in fair value is unrelated to the Company’s operating performance, we excluded the impact on adjusted net income and adjusted diluted EPS.
(8)	The consolidated effective tax rate is affected by the recording of excess tax benefits and tax deficiencies relating to equity awards vested during the period. As a result of the adoption of a new accounting pronouncement on January 1, 2017, the Company no longer records excess tax benefits and tax deficiencies to additional paid-in capital, but such excess tax benefits and tax deficiencies are now recognized in income tax expense. The magnitude of the impact of excess tax benefits and tax deficiencies generated in the future, which may be favorable or unfavorable, is dependent upon the Company’s future grants of share-based compensation and the Company’s future stock price on the date awards vest in relation to the fair value of the awards on the grant date. Since these excess tax benefits and tax deficiencies are largely unrelated to our income before taxes and are unrepresentative of our normal effective tax rate, we excluded their impact in the calculation of adjusted net income and adjusted diluted EPS.
(9)	Adjusted net income represents GAAP net income excluding the impact of the (A) amortization of intangible assets, (B) acquisition, integration, and other costs, (C) certain legal expenses, (D) changes in fair value of equity investments and instruments, (E) deferred financing related costs, (F) tax effect, if any, of the foregoing adjustments, (G) excess tax benefits and tax deficiencies relating to equity awards vested and exercised since January 1, 2017, and (H) net tax expense (benefit) related to the income tax treatment of fair value changes in the cash surrender value of its company owned life insurance, and (I) restructuring tax benefits. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded in the calculation of adjusted net income). Although management believes the items in the calculation of adjusted net income are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted net income as an operating performance measure in conjunction with GAAP measures such as GAAP net income.

15

(10)	Adjusted diluted EPS represents adjusted net income divided by diluted weighted average common shares outstanding. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded in the calculation of adjusted net income). Although management believes the items in the calculation of adjusted net income are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted diluted EPS as an operating performance measure in conjunction with GAAP measures such as GAAP diluted EPS.
(11)	Segment operating income represents net income plus interest expense (net of interest income) and other, income tax expense (benefit), depreciation and amortization, depreciation (included in cost of revenue), unallocated corporate overhead, acquisition, integration, and other costs, and share-based compensation.
(12)	Unallocated corporate overhead (as presented in the tables above) consists of unallocated corporate overhead (as reflected in our quarterly and annual financial statements filed with the SEC) less acquisition, integration, and other costs.
(13)	Average travelers on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.
(14)	Days filled is calculated by dividing the locum tenens hours filled during the period by eight hours.
(15)	Revenue per day filled represents revenue of the Company’s locum tenens business divided by days filled for the period presented.
(16)	Leverage ratio represents the ratio of the Company’s debt outstanding (including the outstanding letters of credit collateralized by the senior credit facility) minus cash and cash equivalents at the end of the subject period to adjusted EBITDA for the twelve-month period ended at the end of the subject period.
(17)	Guidance percentage metrics are approximate.

16